CVD Equipment Corporation	enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Achieves Record 2015 Revenue and Earnings

CENTRAL ISLIP, N.Y., (Business Wire) – March 30, 2016 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems, today announced its full year 2015 financial results.

For the full year, revenue rose 39.2% to a record-breaking $39.0 million compared to $28.0 million for 2014. Operating income was $4.6 million compared to an operating loss of $3.8 million in the prior period. Excluding the one-time $1.6 million and $6.8 million in litigation settlements (including legal fees) for 2015 and 2014, operating income for 2015 was $6.2 million compared with $3.0 million for 2014. Net income was a record $3.2 million, or $0.51 per diluted share compared to a net loss of $2.5 million, or $0.40 per diluted share for 2014.

“In 2015, revenues reached their highest levels in the Company’s history with strong contributions from our two primary markets, aerospace and medical,” said Leonard Rosenbaum, President and Chief Executive Officer. “We continued to execute on the largest projects in the Company’s history with a leading US supplier of aircraft engines and are awaiting a final decision on follow-on business for their multi-unit program. In 2016, we plan to further diversify our business by leveraging our existing products and customer base and targeting new markets and key accounts as we position CVD for future growth and profitability.”

New orders for 2015 were $24.0 million compared to $45.0 million in 2014. This bookings level, along with the execution of our beginning backlog, resulted in a backlog of $6.1 million at December 31, 2015 down from $21.1 million at December 31, 2014. The decline in bookings and backlog was primarily due to focusing a majority of the Company’s resources on the successful completion of the significant projects in the aviation market and the timing of potential follow-on orders from that customer. The Company’s order and backlog levels from period to period tend to be uneven as the selling process is protracted and involves many facets of our customers’ business.

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-3982 or International (201) 493-6780. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 870-5176 or (858) 384-5517. The replay passcode is 13633412.

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by our customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through our application laboratory, we provide process development support and process startup assistance with the focus on enabling tomorrow’s technologies™.

CVD Equipment Corporation
Comparison of Consolidated Statements of Operations
Actual vs Pro Forma
For the Twelve Months Ended

			Pro Forma
	Actual		Less Non-recurring items
(all numbers in thousands except per share information)

	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Bookings	24,012	45,065	24,012	45,065
Ending Backlog	6,121	21,074	6,121	21,074

Revenue	38,965	27,990	38,965	27,990
Gross Profit	15,145	11,525	15,145	11,525

Operating Expenses	10,553	15,289	10,553	15,289

Income/(Loss) from operations	4,592	(3,764)	4,592	(3,764)

Add: Non-recurring items included in operating expenses
Loss and legal fees on litigation settlement			1,610	6,691

Income before taxes	4,525	(3,709)	6,202	2,982
Income/(loss) per share before taxes	0.72	(0.60)	0.99	0.47

Net income/(loss)	3,205	(2,473)
Net income/(loss) per share	0.51	(0.40)

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about CVD Equipment Corporation please contact Gina Franco Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@cvdequipment.com or sales@cvdequipment.com

CVD Equipment Corporation, 355 South Technology Drive, Central Islip, New York 11722